Exhibit 10.2

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT (“Amendment”) dated as of September 3, 2009, is entered into by and between Gentiva Health Services, Inc., a Delaware corporation (the “Company”) and Ronald A. Malone (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Change in Control Agreement dated as of November 12, 2008 (the “Agreement”), and

WHEREAS, the Agreement is scheduled to expire on December 31, 2009, and

WHEREAS, the Company wishes to extend the term of the Agreement subject to the provisions set forth herein, and Executive is willing to continue to serve the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby amend the Agreement, effective January 1, 2010, as follows:

1.     The date “December 31, 2009” in Section 1 of the Agreement is hereby deleted and replaced with “December 31, 2010”.

2.         The date “December 31, 2009” in the last sentence of Section 2 of the Agreement is hereby deleted and replaced with “December 31, 2010”.

3.         The following clause is added to the end of Subsection 3(iv)(B) of the Agreement:

provided, further, and notwithstanding the foregoing, the dimunition or elimination of Executive’s incentive or bonus compensation during 2010 shall not constitute “Good Reason” for termination by the Executive;

4.         The following clause is added to the end of Subsection 4(ii) of the Agreement:

provided, further, that for purposes of calculating the benefit in this subparagraph (ii), the Executive's target annual bonus for 2009 will be includible in the calculation if a Change in Control occurs in 2009 and the Executive is subsequently terminated in 2010. No target annual bonus amount will be includible in the calculation if a Change in Control occurs during 2010;

5.         Section 4 of the Agreement is amended by adding a new Subsection 4(vi) as follows:

(vi)      If a Change in Control occurs in 2010, the Company shall pay to Executive an amount in cash equal to Executive’s base annual salary in effect immediately prior to the date of Executive’s termination of employment or the date of the Change in Control (whichever is higher) for the period beginning on the date of Executive’s termination of employment and ending on the earlier of (a) December 31, 2010, and (b) the date of the six month anniversary of Executive’s termination of employment; and such amount shall be paid, subject to Section 10 below, in a lump sum 10 business days after the date of such termination of employment.

6.         The date “December 31, 2009” in the last paragraph of Section 4 of the Agreement is hereby deleted and replaced with “December 31, 2010”.

7.         This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

[Signature Page Follows]

            IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment, as of the date first written above.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Name:	Tony Strange
Title:	Chief Executive Officer and President

EXECUTIVE

By:	/s/ Ronald A. Malone
Name: Ronald A. Malone

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